Exhibit (d)(27)(b)

AMENDMENT NO. 1 TO

SUBADVISORY AGREEMENT

THIS AMENDMENT effective as of this 22nd day of June, 2016 (the “Amendment”) is made to the Subadvisory Agreement (the “Agreement”) made the 1st day of May 2013, by and among BlackRock Investment Management, LLC, a Delaware limited liability company (“Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Funds Series Trust, a Delaware Statutory Trust (“Trust”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, Investment Adviser, Subadviser and Trust are parties to the Agreement; and

WHEREAS, the parties mutually desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:

1.          The following shall be added to the end of the 1st paragraph in Section 2, titled Subadviser Duties:

“With respect to trading in restricted currencies or when foreign exchange trading has been otherwise delegated to the Portfolio’s custodian, however, the Subadviser shall review any trades executed by a respective Portfolio’s custodian to determine that they are reasonable and are in the best interest of the Portfolio and agrees to promptly notify the Investment Adviser if a trade does not, in its reasonable determination, meet either criteria. The Subadviser is also authorized, on behalf of a Portfolio, to (i) enter into brokerage agreements and other agreements and execute any documents (e.g., any derivatives documentation such as exchange-traded and over-the-counter, as applicable) required to make investments pursuant to the Portfolio’s objectives, investment policies and investment restrictions as stated in the Trust’s Prospectus and SAI as amended from time to time which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, in accordance with Trust procedures. The Subadviser is authorized to effect cross transactions between a Portfolio and other accounts managed by the Subadviser and its affiliates in accordance with Trust Procedures.”

2.          The following is added after subsection 2(a)(7) as subsection 2(a)(8):

“the Commodity Exchange Act (“CEA”) and all applicable rules and regulations thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the Commodity Futures Trading Commission (“CFTC”) and/or the National Futures Association (“NFA”) to the Investment Adviser (as provided to the Subadviser by the Investment Adviser), or to the Subadviser)”

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3.          The third to last sentence of subsection 2(a) is hereby deleted and replaced with the following:

“To the extent that the Subadviser engages in transactions that require segregation of assets or other arrangements pursuant to Section 18(f) of the 1940 Act, including but not limited to, options, futures contracts, short sales or borrowing transactions, the Subadviser shall designate to the Trust’s custodian, who shall be identified by the Investment Adviser in writing: (i) those assets to be segregated in accordance with the 1940 Act, if necessary, consistent with Trust Procedures, based upon trading strategies and positions the Subadviser employs on behalf of a Fund; (ii) to segregate assets, if necessary, in accordance with the 1934 Act; and (iii) to meet any other requirements of broker/dealers who may execute transactions for the Fund in connection therewith.

4.          Subsection 2(b) is hereby amended by deleting the phrase “Section 1296 of the Code” from the beginning of the 3rd line and replacing it with the following:

“Section 1297 of the Code”

5.          The following is added to the end of subsection 2(e):

“Accordingly, if Subadviser transmits any inaccurate or erroneous trade tickets or other documentation relating to a transaction or provides such information beyond the above required timeframes, Subadviser shall be responsible for any resulting loss incurred by the Trust unless such loss was a direct result of a third party or the custodian’s error, willful misfeasance, bad faith, or gross negligence in the performance of its duties.”

6.          Subsection 2(f) is hereby deleted and replaced with the following:

“will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Fund for the determination or confirmation of the value solely based on and pursuant to Subadviser’s fair valuation policies and procedures of any of the Portfolio’s holdings or other assets of the Portfolio for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Subadviser or identifies for review by the Subadviser; provided that such reasonable assistance shall only apply to any holding or assets in the Portfolio which Subadviser manages for the Investment Adviser. Subadviser shall provide the following reasonable assistance:

i.

in the event that Subadviser has fair valued an asset or security of the Portfolio for an event that occurred at or prior to close of NYSE trading hours, solely based on and pursuant to Subadviser’s fair valuation procedures (a “Fair Valuation Event”), by 7 PM Eastern Time, Subadviser shall provide notice to the Investment Adviser, verify pricing and provide recommendations for fair valuation for such asset or security (such pricing and recommendation to be based solely on and pursuant to

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Subadviser’s fair valuation procedures) by 7 PM Eastern Time on the same day that the Fair Valuation Event occurs. In the event that a Fair Valuation Event is under consideration by the Subadviser’s valuation committee but it appears that a fair valuation decision (if any) will not be determined prior to 7 PM Eastern Time, Subadviser will use its best efforts to inform Investment Adviser that such holding is still being considered for possible fair valuation. In the event of a Fair Valuation Event for which Subadviser makes a fair value determination after 7 PM Eastern Time, Subadviser shall notify Investment Adviser of, or verify pricing or provide recommendations for such asset or security (such pricing and recommendation to be based solely on and pursuant to Subadviser’s fair valuation procedures) as soon as reasonably practicable that same day.

ii.

for the avoidance of doubt, a Fair Valuation Event shall not be deemed to include the following, and Subadviser shall have no responsibility to advise Investment Adviser, but shall provide information and support to Investment Adviser upon reasonable request for or relating to (a) securities or assets where current day pricing from the Fund’s market data source(s) is unexpectedly not available, (b) securities or assets where the Fund’s market data vendor(s) has raised reliability issues, (c) securities or assets that have been suspended, halted or delisted by their relevant exchange, (d) securities or assets that have resumed trading after a suspension, halt or delisting, (e) securities or assets that miss a scheduled payment such as bond coupons or dividends, (f) securities or assets for which a relevant notice (class action, corporate action, or similar notices subject to delivery) has been delivered to the Fund, Investment Adviser, custodian or recordkeeping agent, (g) international equities whose closing prices are determined before 4pm Eastern Time, and for which the potential impact of U.S. markets generally is reasonably reflected in the valuation determined by a systematic fair value vendor (e.g., IDC or ITG), (h) securities or assets obtained via a corporate action where the relevant terms of the corporate action are publicly available (e.g., rights issues, warrants issues, new shares, receipts, etc.) and (i) exceptions from pricing controls performed by the Investment Adviser, custodian or recordkeeping agent;

iii.	designating and providing timely same-day access on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Subadviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Investment Adviser’s or the Board’s Valuation Committees convene due to a Fair Valuation Event;

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iv.	upon the request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Portfolio; and

v.	maintaining adequate records and written backup information with respect to the communications between the parties for the valuation services provided hereunder, and providing such information to the Investment Adviser or the Fund upon request. Such records shall be deemed to be Fund records.

The Subadviser shall have written policies and procedures that address the above requirements and timelines. The Fund and the Investment Adviser acknowledge and agree that the Fund, on behalf of each Fund, remains responsible for valuing Fund assets and that the Subadviser shall not serve as a Fund’s pricing or valuation agent. However, the Subadviser acknowledges that it is obligated to provide reasonable assistance to the Investment Adviser in connection with this Section 2(f). Subject to the last paragraph of this Section 2(f), if the Subadviser fails to communicate a Fair Valuation Event within the timeline outlined in Section 2(f) of this Agreement that directly results in the Fund experiencing a “material pricing error” (as defined in the Funds’ Pricing Error Policy as of the date of this Agreement to be $.01 per share), Subadviser shall be, pursuant to the terms of Sections 13 and 14 of this Agreement, responsible for the Fund’s financial impact which is incurred as a direct result of a late reported (or non-reported) Fair Valuation Event. The Investment Adviser acknowledges and agrees that (a) the valuation information provided by Subadviser is for informational purposes only, (b) in no event will Subadviser be responsible or liable for Investment Adviser’s or the Fund’s use or non-use of the information provided by Subadviser, and Subadviser makes no warranties, express or implied, regarding the accuracy or completeness of such information, and (c) Investment Adviser will use its best efforts to mitigate any loss to the Fund to the extent Subadviser fails to communicate a Fair Valuation Event within the timeline outlined in this Section 2(f).

Subadviser shall not be responsible for any obligations in this Section 2(f) or have any liability for delays or failures or non-performance resulting from acts beyond its control. Such acts shall include, but not be limited to, acts of God, riots, acts of war, acts of terrorism (including cyber terrorism), systems failures, epidemics, changes in applicable law or regulations, fire, earthquakes, or other disasters.

7.          The following is added to subsection 2(g) to the first and second sentence after “the Advisers Act”:

“, and/or Commodity Exchange Act (including the rules and regulations of the CFTC and NFA)”

8.          The following is added to the end of subsection 2(i):

“Notwithstanding anything herein to the contrary, the Subadviser shall not redact any information that would reasonably be considered relevant information to the Investment Adviser or the Trust for the purpose of the examination, including name or title of a person.”

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9.          Subsection 2(v) is hereby deleted and replaced with the:

“will, upon reasonable request by the Investment Adviser, provide relevant trade information or other documentation (for example, a schedule of purchases and sales and/or holdings or trade confirmations) in order to assist the Investment Adviser with domestic or foreign class action litigation involving securities held or previously held by a Portfolio. The Subadviser will as soon as reasonably practicable forward to the Investment Adviser any notifications, documentation, checks or other items received regarding class action litigations involving the Portfolio.”

10.        The following is added as new subsection 2(y):

“will (i) identify each position in a Fund that constitutes a Business Development Company (“BDC”), as that term is defined in Section 2(a)(48) of the 1940 Act, as amended, (ii) make such determinations and inform the Investment Adviser at least annually (or more often and by such date(s) as the Investment Adviser shall reasonably request) of any BDC positions; provided that the Investment Adviser acknowledges that any information provided by Subadviser regarding BDC positions shall be based solely upon the methodology that Subadviser reasonably believes can be used to identify BDCs and upon which Subadviser relies for identifying BDC positions for Subadviser’s proprietary funds, and (iii) provide other information, upon request by Investment Adviser, to assist Investment Adviser with determining the expense ratio of each BDC for expense calculation purposes.”

11.        The following is added as new subsection 2(z):

“will promptly notify Investment Adviser if Subadviser plans to change its trading strategy with respect to a Portfolio in a way that requires the Investment Adviser to register with the CFTC and NFA as a commodity pool operator or file an exemption from registration if the Investment Adviser is already registered as a commodity pool operator for the Trust. Subadviser agrees to provide reasonable advance notification (in no event less than 30 days) to Investment Adviser of the change in trading strategy so that Investment Adviser has adequate time to comply with all filing and disclosure obligations of commodity pool operators of the CFTC and NFA. Subadviser agrees that it will provide, upon request, all reasonable assistance and information necessary to Investment Adviser to comply with such CFTC and NFA requirements. Subadviser also agrees that it will take all actions required of it by the CFTC and NFA as a result of the change in status, including registration as a commodity trading adviser.”

12.        The following is added as new subsection 2(aa):

“will maintain and preserve a business continuity plan (“BCP”) pursuant to the requirements of the 1940 Act, the Advisers Act and other applicable regulations. Subadviser will make available to the Trust and the Investment Adviser information regarding the Subadviser’s BCP, including a plan summary as well as the results of any recent testing.”

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13.        The following is added as new subsection 2(bb):

“will comply with all applicable federal, state and local tax laws, including the Foreign Account Tax Compliance Act (FATCA), and upon reasonable request will provide a list of broker-dealers (including contact names and contact information) used to execute Portfolio trades to the Investment Adviser and/or its agent or custodian to assist such parties in determining whether to apply withholding tax on payments made to certain foreign financial institutions and non-financial foreign entities in compliance with FATCA. To the extent either party withholds payment of any amount in accordance with FATCA, such amounts shall not be subject to offsets. It is understood that the Subadviser does not have responsibility as withholding agent under Section 1471 of the Code for any withholdable payments made by the Investment Adviser. For U.S. brokers, the Subadviser will obtain a Form W-9 and make such form available as needed. For foreign brokers, the Subadviser agrees it will use reasonable efforts to refrain from executing Portfolio trades without first obtaining a valid Form W-8 from such broker, thus indicating the broker is FATCA compliant and no withholding is required.”

14.        In Section 7, titled Compliance, the following is added after the last sentence:

“The Subadviser further agrees to notify the Investment Adviser and Trust as soon as reasonably practicable of any material fact known to the Subadviser respecting or relating to the Subadviser that is not contained in the Registration Statement, or any amendment or supplement thereto, or of any statement contained therein that becomes untrue in any material respect.”

15.        In Section 9, titled Books and Records, the following is added to the first sentence after “rules thereunder,”:

“CFTC Regulations 4.23 and 4.33, and NFA Rule 2-10,”

16.        In Section 14, titled Indemnification, the following is inserted to both paragraphs (a) and (b) after “(other than a PL Indemnified Person)” and before “, provided however, that” in subsection (iii):

“, or (iv) are based upon breach of its fiduciary duties to the Trust or violation of applicable law;”

17.        In Section 19(a), titled Miscellaneous, all references to “California” are hereby replaced with “Delaware.”

18.        The following is added as new Section 21, titled Other Regulatory Matters:

“The Investment Adviser represents and warrants that (1) it and each Portfolio is and will remain (a) an “eligible contract participant” under 7 U.S.C. Section 1A, as amended, and 17 CFR Section 1.3(m), and (b) a “qualified eligible person” under CFTC

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Rule 4.7; (2) that it is registered as a commodity pool operator and is a member of the NFA, where applicable, or it is not required to be registered with the CFTC or to be a member of the NFA; and (3) that it will provide Subadviser reasonable advance notification (in no event less than 30 days) of any decision to (a) alter its operation of any Portfolio for which the Investment Advisers has claimed an exclusion or exemption from registration as a commodity pool operator on behalf of a Portfolio, to then register and operate as a commodity pool operator on behalf of the Portfolio, or (b) if the investment adviser is registered as a commodity pool operator on behalf of the Portfolio, operate such Portfolio under an exclusion or exemption from registration with the CFTC.”

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: SVP, Fund Advisor Operations	Title: VP & Assistant Secretary

BLACKROCK INVESTMENT MANAGEMENT, LLC

By: /s/ James Mullery
Name: James Mullery
Title: Managing Director

PACIFIC FUNDS SERIES TRUST

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: Senior Vice President	Title: VP & Assistant Secretary

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